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                            SCHEDULE 14C INFORMATION
                                 (RULE 14C-101)

                 Information Statement Pursuant to Section 14(c)
                   of the Securities and Exchange Act of 1934

Check the Appropriate Box;

[X]  Preliminary Information Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14c-5(4)(2))

[ ]  Definitive Information Statement


                             FIDELITY HOLDINGS, INC.
                  (Name of Registrant as Specified in Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

        Fee computed on table below per Exchange Act Rules 14c(g) and 0-11

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form Schedule or Registration No.:

        (3) Filing Party:

        (4) Date Filed:
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                             FIDELITY HOLDINGS, INC.
                       80-02 KEW GARDENS ROAD, SUITE 5000
                           KEW GARDENS, NEW YORK 11415


                              INFORMATION STATEMENT

            This information statement is furnished to all holders of the $.01 par value per share common stock (the "Common Stock") of Fidelity Holdings, Inc., a Nevada corporation (the "Company"), in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14C under the Exchange Act. The purpose of this information statement is to inform all stockholders of (i) the approval to an amendment of the Company's Articles of Incorporation providing for a change in the corporate name from "Fidelity Holdings, Inc." to "The Major Automotive Companies, Inc." (the "Name Change") and (ii) the adoption of resolutions approving the one (1) for five (5) reverse split of the Company's Common Stock (the "Reverse Split"). This information statement was first mailed or delivered to you on or about April , 2001.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

            The Company's Board of Directors (the "Board of Directors") has adopted resolutions approving the Name Change and the Reverse Split. The Company is not seeking consent, authorization or proxies from you, since the Company has obtained the written consent of a majority of the holders of the Company's Common Stock, as allowed by Section 78-320 of the Nevada Revised Statute. The number of shares of the Company's Common Stock outstanding as of March 29, 2001 is 25,184,699 shares; the number of shares that voted to approve the aforementioned actions is 13,133,806, representing approximately 52% of the outstanding shares of the Company. The Company proposes to file the certificate of amendment to the Company's Articles of Incorporation (the "Certificate of Amendment") with the Nevada Secretary of State twenty days after the mailing date of the information statement, which the Company anticipates will be on or before April , 2001. The Reverse Split is proposed to occur on April , 2001.

                            CHANGE OF CORPORATE NAME

         The Board of Directors and persons holding a majority of the issued and outstanding shares of the Company's Common Stock have approved a proposal to amend the Company's Articles of Incorporation, such that the corporate name of the Company will change from "Fidelity Holdings, Inc." to "The Major Automotive Companies, Inc." Shareholders of the Company's Common Stock are not being requested to consider and approve the name change at a shareholder's meeting and will not vote on the proposal because it has already been approved by a majority of the Company's shareholders pursuant to Section 78-320 of the Nevada Revised Statutes, which allows for shareholder action without notice and a meeting. The purpose of the name change is to better identify in the minds of the public the nature of the Company's business, namely, automotive dealerships. The corporate name change will become effective upon the filing of the Certificate of Amendment, attached hereto as EXHIBIT A, with the Nevada Secretary of State.

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         Following the Name Change, the Company will change its stock symbol from "FDHG" to "MAJR." Share certificates currently held by shareholders will continue to be valid. In the future, new share certificates will contain a legend noting the change in name or will be issued bearing the new name, but will in no way affect the validity of current share certificates.

                               REVERSE STOCK SPLIT

            The Board of Directors and persons holding a majority of the issued and outstanding shares of the Company's Common Stock have approved the Reverse Split. Shareholders of the Company's Common Stock are not being requested to consider and approve the Reverse Split at a shareholder's meeting and will not vote on the proposal because it has already been approved by a majority of the Company's shareholders pursuant to Section 78-320 of the Nevada Revised Statutes, which allows for shareholder action without notice and a meeting. We have summarized the material terms of the reverse split below.

BACKGROUND

            The Company's Common Stock is quoted on the Nasdaq National Market under our current symbol "FDHG." In order for the Common Stock to continue to be quoted on the Nasdaq Market, the Company must satisfy various listing maintenance standards established by Nasdaq.

            Under Nasdaq's listing maintenance standards, if the closing bid price of the Company's Common Stock is under $1.00 per share for thirty (30) consecutive trading days and does not thereafter regain compliance for a minimum of ten (10) consecutive trading days during the ninety (90) calendar days following notification by Nasdaq, Nasdaq may delist the Company's Common Stock from trading on the Nasdaq Market. If a delisting were to occur, the Company's Common Stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc.

            The Company received a letter from Nasdaq advising it that its Common Stock had not met Nasdaq's minimum bid price closing requirement for thirty (30) consecutive trading days and that, if the Company was unable to demonstrate compliance with this requirement for ten (10) consecutive trading days during the ninety (90) calendar days ending February 20, 2001, its Common Stock would be de-listed at the opening of business on February 22, 2001. The Company, however, applied to Nasdaq for a hearing, and the de-listing was stayed during the hearing period. The hearing was held on March 22, 2001. As a result of the hearing, Nasdaq determined to continue listing of the Company's Common Stock on the Nasdaq National Market provided that on or before May 4, 2001, the Company demonstrates a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive trading days.

            The Company's Board of Directors has considered the potential harm to it of a delisting from Nasdaq, and has determined that, among other proposals, a Reverse Split is the best way of achieving compliance with Nasdaq's listing standards.

PURPOSE OF PROPOSED REVERSE STOCK SPLIT

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            One of the key requirements for continued listing on the Nasdaq
Market is that the Company's Common Stock must maintain a minimum bid price above $1.00 per share. The Company believes that the Reverse Split will improve the price level of the Common Stock so that it will be able to maintain compliance with the Nasdaq listing standards. The Company also believes that the higher share price which should result from the Reverse Split will help generate interest among investors. Furthermore, the Company believes that maintaining the Nasdaq Market listing may provide it with a broader market for its Common Stock and facilitate the use of the Common Stock in acquisitions and financing transactions in which the Company may engage.

CERTAIN EFFECTS OF THE REVERSE STOCK SPLIT

            The effect of the Reverse Split upon the market price for the Company's Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of the Company's Common Stock (the "New Shares") after the Reverse Split will rise in proportion to the reduction in the number of old shares of the Company's Common Stock (the "Old Shares") outstanding resulting from the Reverse Split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq Market. The market price of the Company's Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

            Stockholders should recognize that when the Reverse Split is effectuated, they will own a fewer number of shares than they presently own. While the Company expects that the Reverse Split will result in an increase in the market price of its Common Stock, there can be no assurance that the Reverse Split will increase the market price of its Common Stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of the Company's Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse stock split. Furthermore, the possibility exists that liquidity in the market price of the Company's Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. In addition, the Reverse Split will increase the number of the Company's stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

NO CHANGE IN BUSINESS OR PHYSICAL LOCATION

            The Reverse Split will effect a change in the number of issued and outstanding shares of the Company's Common Stock. However, the Reverse Split will not result in any change in our business, management, location of our principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the Reverse Split, which are immaterial). Our management, including all directors and officers, will remain the same after the Reverse Split.

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            Upon the effective date of the Reverse Split, each five (5) shares of the Company's issued and outstanding Common Stock will automatically be converted into one (1) fully paid and nonassessable share of the Company's Common Stock. Fractional shares will be rounded upward to the nearest whole share.

            Shareholders need not exchange their existing stock certificates. However, after the effective date of the Reverse Split, any shareholders desiring new stock certificates may submit their existing stock certificates to Olde Monmouth Stock Transfer, 77 Memorial Parkway, Atlantic Highlands, NJ 07716, the Company's transfer agent, for cancellation, and obtain new certificates.

DESCRIPTION OF CAPITAL STOCK AND VOTING RIGHTS

            The Company's authorized capital consists of One Hundred Million (100,000,000) shares of Common Stock and Two Million (2,000,000) shares of $0.01 par value Preferred Stock. As of March 29, 2001 there were 25,184,199 shares of Common Stock outstanding and 500,000 shares of Preferred Stock outstanding. The holders of Common Stock are entitled to vote on all matters to come before a vote of the shareholders of the Company. The effect of the Reverse Split will be to decrease the number of issued and outstanding shares of the Company's Common Stock from 25,184,199 to approximately 5,036,840 shares.

                  SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND
                            FIVE PERCENT STOCKHOLDERS

         The following tables sets forth information with respect to the beneficial ownership of each class of our securities as of March 29, 2001, respectively, by (i) each of our directors, (ii) each of our executive officers,
(iii) all of our directors and executive officers as a group and (iv) each person known to us to own more than 5% of any class of it securities:

                                                                          1997 Major Series of Convertible
                                                                                 Preferred Stock (2)
Name and Address                   Number of Shares       Percent (1)        Number            Percent
----------------                   ----------------       -----------        ------            -------
Bruce Bendell                      8,754,344 (3)(12)         31.3%          2,250,000           100.0%
Doron Cohen                          2,599,462 (4)           10.3%
David Edelstein                     133,900 (5)(6)             *
Richard L. Feinstein                  185,500 (7)              *
James Wallick                         287,439 (8)             1.1%
Jeffrey Weiner                      451,450 (5)(9)            1.8%
Dennis Roth                           15,000 (10)              *
Millennium III Trust                2,292,500 (11)            9.1%
All directors and executive
officers as a group             9,827,633 (12)(13)           34.2%

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* Represents less than 1% of the outstanding shares of Common Stock.

(1) Based on 25,184,199 shares of common stock outstanding on March 29, 2001.

(2) Based on 500,000 shares of the 1997-Major Series of Convertible Preferred Stock outstanding on March 29, 2001, which converts into 2,250,000 shares of common stock.

(3) Includes: (i) 23 shares of common stock owned by Mr. Bendell's wife and the following shares of common stock which Mr. Bendell has the right to acquire within 60 days: (a) 112,500 shares of common stock which Mr. Bendell has the right to acquire upon the exercise of warrants; and (b) 2,250,000 shares of common stock, the minimum number of shares of common stock into which the 500,000 shares of the 1997-Major Series of Convertible Preferred Stock beneficially owned by Mr. Bendell are convertible into common stock; and (ii) options for 400,000 shares of common stock which are immediately exercisable.

(4) Based on a Schedule 13G/A filed on February 1, 2001. Pursuant to a Separation and Release Agreement dated August 8, 2000, the shares will be voted in accordance with the recommendation of the majority of the non-employee directors of the Company.

(5) Includes options for 124,000 shares of common stock which are immediately exercisable.

(6) Includes 9,900 shares of common stock owned by Mr. Edelstein's children.

(7) Includes options for 105,000 shares of common stock which are immediately exercisable.

(8) Includes options for 204,500 shares of common stock which are immediately exercisable.

(9) Includes options for 250,000 shares of common stock which are immediately exercisable and 14,500 shares of common stock owned by Mr. Weiner's wife.

(10) Includes options for 15,000 shares of common stock which are immediately exercisable.

(11) Include shares owned by an irrevocable trust of which Mr. Bendell is a beneficiary, but which Mr. Bendell disclaims any voting or dispositive power.

(12) Includes (i) 24,423 shares of common stock owned by immediate family members of directors and executive officers as a group, (ii) 2,362,500 shares of common stock that the directors and executive officers as a group have the right to acquire within 60 days and (iii) options for 1,222,500 of common stock which are immediately exercisable.

(13) The address for each beneficial owner is c/o Fidelity Holdings, Inc., 80-02 Kew Gardens Rd., Suite 5000, Kew Gardens, NY 11415.

                             ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at


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the SEC's public reference rooms in Washington, D.C., New York, New York and
Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

         You may obtain current documents mentioned in this information statement by requesting them in writing or by telephone to the following:

         Fidelity Holdings, Inc.
         80-02 Kew Gardens Road, Suite 5000
         Kew Gardens, New York 11415
         (718) 520-6500
          Attention: Bruce Bendell, Chief Executive Officer

         Documents, which may be incorporated by reference after the date of this information statement, are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this information statement. If you request documents from us, we will mail them to you by first class mail, or other equally prompt means within one business day of our receipt of your request.


Dated: March 30, 2001                 By order of the Board of Directors,



                                      /s/ Robert Cottrell
                                      -----------------------------------
                                      Robert Cottrell, Secretary





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                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                             FIDELITY HOLDINGS, INC.

               (Pursuant to Sections 78.207, 78.385 and 78.390 of
                          the Nevada Revised Statutes)


1.       Name of the corporation (the "Corporation") is Fidelity Holdings, Inc.

2.       The articles are hereby amended as follows:

         The first paragraph of Article I is hereby amended to read as follows:

         "The name of this corporation shall be: The Major Automotive Companies, Inc."

3. The foregoing amendments were effected pursuant to a resolution of the Board of Directors of the Corporation.

4. The foregoing amendments were approved by a majority vote of stockholders of the Corporation.

5. The amendments herein certified are effective on the filing of this certificate in the Office of the Secretary of the State of Nevada.


Dated: April    , 2001
             ---

                                               ---------------------------------
                                               Bruce Bendell
                                               Chief Executive Officer




                                               ---------------------------------
                                               Robert Cottrell
                                               Secretary


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